As filed with the Securities and Exchange Commission on September 8, 2025
Registration No. 333-288244

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 ON FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DICK’S SPORTING GOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1241537
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

345 Court Street
Coraopolis, Pennsylvania 15108
(Address and Zip Code of Principal Executive Offices)

Foot Locker 2007 Stock Incentive Plan
(Full title of the plans)

Elizabeth H. Baran
Senior Vice President, General Counsel & Corporate Secretary
DICK’S Sporting Goods, Inc.
345 Court Street
Coraopolis, Pennsylvania 15108
(724) 273-3400
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
David C. Karp
Brandon C. Price
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DICK’S Sporting Goods, Inc. (“DICK’S Sporting Goods” or the “Registrant”), hereby amends its registration statement on Form S-4 (File No. 333-288244) filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2025, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on July 8, 2025 (the “Form S-4”), which the Commission declared effective at 4:00 p.m., Eastern Time on July 10, 2025, by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

DICK’S Sporting Goods filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger by and among DICK’S Sporting Goods, Foot Locker, Inc., a New York corporation (“Foot Locker”), and RJS Sub LLC, a New York limited liability company and a wholly owned subsidiary of DICK’S Sporting Goods (“Merger Sub”), dated May 15, 2025 (as amended, the “Merger Agreement”), pursuant to which, effective as of September 8, 2025, Merger Sub merged with and into Foot Locker, with Foot Locker surviving as a wholly owned subsidiary of DICK’S Sporting Goods.

As a result of the Merger, each share of Foot Locker common stock, par value $0.01 per share (“Foot Locker common stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than any shares owned by DICK’S Sporting Goods, Foot Locker or any of their subsidiaries) was converted into the right to receive, without interest and at the election of the holder of such share: (a) $24.00, if an election to receive cash consideration was properly made and not properly changed, revoked or deemed revoked (or if no election was validly made) (the “Cash Consideration”) or (b) 0.1168 shares of DICK’S Sporting Goods common stock, par value $0.01 per share (“DICK’S Sporting Goods common stock”), if an election to receive stock consideration was properly made and not properly changed, revoked or deemed revoked (the “Stock Consideration”).

Pursuant to the terms set forth in the Merger Agreement, at the Effective Time, each  restricted stock unit award granted under the Foot Locker 2007 Stock Incentive Plan (as amended, the “Foot Locker Equity Plan”) or granted as an inducement award (“Foot Locker RSU Award”) that was held by an individual who was not a non-employee director of Foot Locker and each performance stock unit award granted under the Foot Locker Equity Plan or granted as an inducement award was assumed and converted based on the Stock Consideration into a time-based restricted stock unit award of DICK’S Sporting Goods common stock (“DICK’S Sporting Goods Awards”) (with any applicable performance goals being deemed achieved at levels determined under the applicable award agreements). The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 608,777 shares of DICK’S Sporting Goods common stock issuable upon the settlement of the DICK’S Sporting Goods Awards under the Foot Locker Equity Plan.  All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Post-Effective Amendment is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025, filed with the Commission on March 27, 2025 (the “Annual Report”);
2.	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended May 3, 2025 and August 2, 2025, filed with the Commission on June 9, 2025 and August 28, 2025, respectively;
3.
the Registrant’s Current Reports on Form 8-K filed on March 11, 2025, March 27, 2025, May 15, 2025 (Film No. 25948505), May 15, 2025 (Film No. 25955909), May 28, 2025, June 6, 2025, June 13, 2025, June 23, 2025, July 24, 2025, August 26, 2025, August 28, 2025, September 2, 2025, September 5, 2025 and September 8, 2025 (other than documents or portions of these documents deemed to be furnished but not filed);

4.
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

5.
the description of the DICK’S Sporting Goods common stock filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K, filed on March 24, 2021, and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits the indemnification of any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments, fines and amounts paid in settlement in an action or suit by or in the right of the corporation to procure a judgment in its favor) actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of the person being or having been a director, officer, employee or agent of the corporation, or serving or having served, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 7 of the Amended and Restated Certificate of Incorporation of DICK’S Sporting Goods, as amended (the “DICK’S Sporting Goods charter”), provides for indemnification, to the extent not prohibited by law, of any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of DICK’S Sporting Goods, to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of DICK’S Sporting Goods, or, at the request of DICK’S Sporting Goods, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Persons who are not directors or officers of DICK’S Sporting Goods (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to DICK’S Sporting Goods or to a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of DICK’S Sporting Goods to the extent the DICK’S Sporting Goods board of directors at any time specifies that such persons are entitled to the benefits of such indemnification. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, the DICK’S Sporting Goods charter are not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, DICK’S Sporting Goods charter, the Second Amended and Restated Bylaws of DICK’S Sporting Goods (the “DICK’S Sporting Goods bylaws”), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Article IX of the DICK’S Sporting Goods bylaws also provides indemnification to the extent set forth in the DICK’S Sporting Goods charter.

As permitted by Section 102 of DGCL, the DICK’S Sporting Goods charter eliminates the liability of a DICK’S Sporting Goods director or officer to DICK’S Sporting Goods and its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except that such limitation of liability will not eliminate or limit the liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to DICK’S Sporting Goods or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived any improper personal benefits, or (e) an officer in any action by or in the right of DICK’S Sporting Goods.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability. Section 7.5 of the DICK’S Sporting Goods charter permits DICK’S Sporting Goods to purchase and maintain such insurance, and DICK’S Sporting Goods has purchased this insurance for its directors and officers.

DICK’S Sporting Goods has entered into indemnification agreements with each of its current directors. These agreements provide DICK’S Sporting Goods directors with additional protection regarding the scope of the indemnification set forth in the DICK’S Sporting Goods charter and the DICK’S Sporting Goods bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of DICK’S Sporting Goods, Inc. (incorporated by reference herein to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Registration Statement on Form S-8, filed with the Commission on October 21, 2002).

4.2
Certificate of Amendment of Certificate of Incorporation of DICK’S Sporting Goods, Inc. (incorporated by reference herein to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Quarterly Report on Form 10-Q,  filed with the Commission on September 9, 2004).

4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation, as Amended, of DICK’S Sporting Goods, Inc. (incorporated by reference herein to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Current Report on Form 8-K, filed with the Commission on June 14, 2021).

4.4
Certificate of Amendment to Amended and Restated Certificate of Incorporation, as Amended, of DICK’S Sporting Goods, Inc. (incorporated by reference herein to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Current Report on Form 8-K, filed with the Commission on June 16, 2023).

4.5
Certificate of Amendment to Amended and Restated Certificate of Incorporation, as Amended, of DICK’S Sporting Goods, Inc. (incorporated by reference herein to Exhibit 3.1 to DICK’S Sporting Goods, Inc.’s Current Report on Form 8-K, filed with the Commission on June 13, 2025).

4.6
Second Amended and Restated By-Laws of DICK’S Sporting Goods, Inc. (incorporated by reference herein to Exhibit 3.5 to DICK’S Sporting Goods, Inc.’s Annual Report on Form 10-K, filed with the Commission on March 28, 2024).

4.7
Foot Locker, Inc. 2007 Stock Incentive Plan (Amended and Restated as of March 22, 2023, and as further amended effective as of May 21, 2025) (incorporated by reference herein to Exhibit 10.1 to Foot Locker, Inc.’s Registration Statement on Form S-8, filed with the Commission on May 17, 2025).

4.8
Form of Performance Stock Unit Inducement Award Agreement (Transformation Award) for Mary N. Dillon (incorporated by reference herein to Exhibit 99.2 to Foot Locker, Inc.’s Registration Statement on Form S-8, filed with the Commission on August 24, 2022).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the securities being registered.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of DICK’S Sporting Goods, Inc.
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included as part of the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney of Directors and Officers of DICK’S Sporting Goods, Inc. (included on the signature page hereto).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coraopolis, Commonwealth of Pennsylvania, on September 8, 2025.

DICK’S SPORTING GOODS, INC.

By:	/s/ Elizabeth Baran
	Name:	Elizabeth Baran
	Title:	Senior Vice President, General Counsel &
Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward W. Stack, Lauren R. Hobart, Navdeep Gupta and Elizabeth H. Baran, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lauren R. Hobart	President, Chief Executive Officer and Director	September 8, 2025
Lauren R. Hobart	(Principal Executive Officer)

/s/ Navdeep Gupta	Executive Vice President - Chief	September 8, 2025
Navdeep Gupta	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Edward W. Stack	Executive Chairman and Director	September 8, 2025
Edward W. Stack

/s/ William J. Colombo	Vice Chairman and Director	September 8, 2025
William J. Colombo

/s/ Mark J. Barrenechea	Director	September 8, 2025
Mark J. Barrenechea

Signature	Title	Date

/s/ Emanuel Chirico	Director	September 8, 2025
Emanuel Chirico

/s/ Robert Eddy	Director	September 8, 2025
Robert Eddy

/s/ Anne Fink	Director	September 8, 2025
Anne Fink

/s/ Larry Fitzgerald, Jr.	Director	September 8, 2025
Larry Fitzgerald, Jr.

/s/ Sandeep Mathrani	Director	September 8, 2025
Sandeep Mathrani

/s/ Desiree Ralls-Morrison	Director	September 8, 2025
Desiree Ralls-Morrison

/s/ Lawrence J. Schorr	Director	September 8, 2025
Lawrence J. Schorr

/s/ Larry D. Stone	Director	September 8, 2025
Larry D. Stone